UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                       SeaBright Insurance Holdings, Inc.
     ----------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                    811656107
                      ------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 2 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 3 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           CO
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 4 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 5 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-A, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 6 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-B, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 7 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Advisors Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 8 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Entrepreneurs Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 9 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors VI, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 10 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, LLC
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           CO
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 11 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners V, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 12 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures V, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 13 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Companion Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 14 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund, L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                           ---------------------
CUSIP NO. 811656107                   13G                   Page 15 of 28 Pages
--------------------------------                           ---------------------


--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund (QP), L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                           0 shares
                ----------------------------------------------------------------
  NUMBER OF       6  SHARED VOTING POWER
   SHARES
BENEFICIALLY               0 shares
  OWNED BY      ----------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH               0 shares
                ----------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                           0 shares
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

           PN
--------------------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G


Item 1(a).  Name of Issuer: SeaBright Insurance Holdings, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 2101 4th Avenue; Suite 1600; Seattle, WA, 98121

Item 2(a). Names of Persons Filing: Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., , Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P.

            Summit Partners, L.P. is the managing member of Summit Partners VI (GP), LLC, which is the sole general partner of Summit Partners VI (GP), L.P., which is the sole general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Summit Partners, L.P. is the manager of Summit Partners, LLC.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P., is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c).  Citizenship:  Each of Summit Partners, L.P., Summit Partners VI
            (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners VI (GP), LLC and Summit Partners, LLC, is a limited liability company organized under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities: Common Stock, $0.01 par value

Item 2(e).  CUSIP Number:    811656107





                              Page 16 of 28 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) \ or (c), check whether the person filing is a:

            Not Applicable.

Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 0 shares of Common Stock as of December 31, 2007.

                  As of December 31, 2007, Summit Ventures VI-A, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit Ventures VI-B, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit VI Advisors Fund, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit VI Entrepreneurs Fund, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit Investors VI, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit Ventures V, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit V Companion Fund, L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit V Advisors Fund (QP), L.P. was the record owner of 0 shares of Common Stock. As of December 31, 2007, Summit V Advisors Fund, L.P. was the record owner of 0 shares of Common Stock. The shares held of record by Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P., are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 0 shares of Common Stock.

            (b)   Percent of Class:

                  Summit Partners, L.P.:  0%
                  Summit Partners VI (GP), LLC:  0%
                  Summit Partners VI (GP), L.P.:  0%


                              Page 17 of 28 Pages

                  Summit Ventures VI-A, L.P.:  0%
                  Summit Ventures VI-B, L.P.:  0%
                  Summit VI Advisors Fund, L.P.:  0%
                  Summit VI Entrepreneurs Fund, L.P.:  0%
                  Summit Investors VI, L.P.:  0%
                  Summit Partners, LLC:  0%
                  Summit Ventures V, L.P.:  0%
                  Summit Partners V, L.P.:  0%
                  Summit V Companion Fund, L.P.:  0%
                  Summit V Advisors Fund (QP), L.P.:  0%
                  Summit V Advisors Fund, L.P.:  0%

                  The foregoing percentages are calculated based on the 20,831,102 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for SeaBright Insurance Holdings, Inc. for the quarterly period ended September 30, 2007.

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        0 shares for each reporting person

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or direct the disposition of:

                        0 shares for each reporting person


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.



                              Page 18 of 28 Pages

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



























                              Page 19 of 28 Pages

                                   SIGNATURES
                                   ----------

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2008.

SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:               *                      By: Summit Master Company, LLC
    ------------------------------
    Member
                                         By:               *
                                             ------------------------------
                                             Member

SUMMIT PARTNERS VI (GP), L.P.            SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:               *                      By: Summit Master Company, LLC
    ------------------------------
    Member
                                         By:               *
                                             ------------------------------
                                             Member

SUMMIT VENTURES VI-B, L.P.               SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.        By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    Member                                   Member



                              Page 20 of 28 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.       SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.        By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    Member                                   Member

SUMMIT PARTNERS, LLC                     SUMMIT VENTURES V, L.P.

By: Summit Partners, L.P.                By: Summit Partners V, L.P.

By: Summit Master Company, LLC           By: Summit Partners, LLC

By:               *                      By: Summit Partners, L.P.
    ------------------------------
    Member
                                         By: Summit Master Company, LLC

                                         By:               *
                                             ------------------------------
                                             General Partner

SUMMIT V COMPANION FUND, L.P.            SUMMIT V ADVISORS FUND (QP), L.P.

By: Summit Partners V, L.P.              By: Summit Partners V, L.P.

By: Summit Partners, LLC                 By: Summit Partners, LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    General Partner                          General Partner




                              Page 21 of 28 Pages

SUMMIT V ADVISORS FUND, L.P.             SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.              By: Summit Partners, LLC

By: Summit Partners, LLC                 By: Summit Partners, L.P.

By: Summit Partners, L.P.                By: Summit Master Company, LLC

By: Summit Master Company, LLC           By:               *
                                             ------------------------------
                                             General Partner
By:               *
    ------------------------------
    General Partner




                                         *By:  /s/  Robin W. Devereux
                                             ------------------------------
                                             Robin W. Devereux
                                             Power of Attorney for
                                             Peter Y. Chung



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.






                              Page 22 of 28 Pages

                                                               Exhibit 1
                                                               ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of SeaBright Insurance Holdings, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this __th day of February, 2008.


SUMMIT PARTNERS, L.P.                    SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:               *                      By: Summit Master Company, LLC
    ------------------------------
    Member
                                         By:               *
                                             ------------------------------
                                             Member

SUMMIT PARTNERS VI (GP), L.P.            SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC           By: Summit Partners, L.P.

By:               *                      By: Summit Master Company, LLC
    ------------------------------
    Member
                                         By:               *
                                             ------------------------------
                                             Member

SUMMIT VENTURES VI-B, L.P.               SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.        By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    Member                                   Member




                              Page 23 of 28 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.       SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.        By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC         By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    Member                                   Member

SUMMIT PARTNERS, LLC                     SUMMIT VENTURES V, L.P.

By: Summit Partners, L.P.                By: Summit Partners V, L.P.

By: Summit Master Company, LLC           By: Summit Partners, LLC

By:               *                      By: Summit Partners, L.P.
    ------------------------------
    Member
                                         By: Summit Master Company, LLC

                                         By:               *
                                             ------------------------------
                                             General Partner

SUMMIT V COMPANION FUND, L.P.            SUMMIT V ADVISORS FUND (QP), L.P.

By: Summit Partners V, L.P.              By: Summit Partners V, L.P.

By: Summit Partners, LLC                 By: Summit Partners, LLC

By: Summit Partners, L.P.                By: Summit Partners, L.P.

By: Summit Master Company, LLC           By: Summit Master Company, LLC

By:               *                      By:               *
    ------------------------------           ------------------------------
    General Partner                          General Partner





                              Page 24 of 28 Pages

SUMMIT V ADVISORS FUND, L.P.             SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.              By: Summit Partners, LLC

By: Summit Partners, LLC                 By: Summit Partners, L.P.

By: Summit Partners, L.P.                By: Summit Master Company, LLC

By: Summit Master Company, LLC           By:               *
                                             ------------------------------
                                             General Partner
By:               *
    ------------------------------
    General Partner




                                         *By:  /s/  Robin W. Devereux
                                             ------------------------------
                                             Robin W. Devereux
                                             Power of Attorney for
                                             Peter Y. Chung





--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.










                              Page 25 of 28 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

      E. Roe Stamps, IV,                Joseph F. Trustey,
      Stephen G. Woodsum,               Kevin P. Mohan,
      Gregory M. Avis,                  Peter Y. Chung,
      Martin J. Mannion,                Scott C. Collins and
      Bruce R. Evans,                   Robin W. Devereux
      Thomas S. Roberts,
      Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

            (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

            (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.

                     [Exhibit A and Signature Pages Follow]


                              Page 26 of 28 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

--------------------------------------------------------------------------------
Summit Ventures, L.P.                     Summit Partners Blocker, Inc.
--------------------------------------------------------------------------------
Summit Ventures II, L.P.                  Summit Partners FF Corp
--------------------------------------------------------------------------------
SV Eurofund, C.V.                         Summit Partners Holdings, L.P.
--------------------------------------------------------------------------------
Summit Ventures III, L.P.                 Summit Partners II, L.P.
--------------------------------------------------------------------------------
Summit Ventures IV, L.P.                  Summit Partners III, L.P.
--------------------------------------------------------------------------------
Summit Ventures V, L.P.                   Summit Partners IV, L.P.
--------------------------------------------------------------------------------
Summit V Companion Fund, L.P.             Summit Partners LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund, L.P.              Summit Partners SD II, LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund QP, L.P.           Summit Partners SD, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-A, L.P.                Summit Partners V, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-B, L.P.                Summit Partners VI (GP), L.P.
--------------------------------------------------------------------------------
Summit VI Advisors Fund, L.P.             Summit Partners VI (GP), LLC
--------------------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P.         SV International, L.P.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund, L.P.       SWC Holdings Co.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund II, L.P.    Summit Investment Holdings Trust
--------------------------------------------------------------------------------
Summit Accelerator Fund, L.P.             Summit Investment Holdings Trust II
--------------------------------------------------------------------------------
Summit Founders' Fund, L.P.               Summit Investors Holdings Trust
--------------------------------------------------------------------------------
Summit Founders' Fund II, L.P.            Summit Master Company, LLC
--------------------------------------------------------------------------------
Summit Accelerator Founders' Fund, L.P.   Summit Partners Holding GmBh
--------------------------------------------------------------------------------
Summit Investors, L.P.                    Summit Partners Sarl
--------------------------------------------------------------------------------
Summit Investors II, L.P.                 Summit Partners, L.P.
--------------------------------------------------------------------------------
Summit Investors III, L.P.                Summit Partners, Ltd.
--------------------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.           Summit UK Advisory LLC
--------------------------------------------------------------------------------
Summit Investors VI, L.P.                 Summit/Meditech LLC
--------------------------------------------------------------------------------
Summit Incentive Plan, L.P.               SV VI-B Bennington Blocker Corp
--------------------------------------------------------------------------------
Summit Incentive Plan II, L.P.            SV VI-B Bennington Holdings LP
--------------------------------------------------------------------------------
SP (1984), LP (f/k/a Summit Partners,     SD II Bennington Blocker Corp
L.P.)
--------------------------------------------------------------------------------
S-K Investment Corp                       SV VI-B Commnet Common  Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co.                     SV VI-B Commnet Holdings, L.P.
--------------------------------------------------------------------------------
                                          SV VI-B Commnet Preferred  Blocker
Stamps, Woodsum & Co. II                  Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. III                 SV VI-B Eyeglass Common Blocker
--------------------------------------------------------------------------------
Stamps, Woodsum &Co. IV                   SV VI-B Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Management, LLC        SV VI-B Eyeglass Preferred Blocker
--------------------------------------------------------------------------------
Summit Accelerator Management, LP         SD II Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Partners, LLC
--------------------------------------------------------------------------------
Summit Accelerator Partners, LP
--------------------------------------------------------------------------------



                              Page 27 of 28 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                                    /s/ Peter Y. Chung
                                                    --------------------------
                                                    Peter Y. Chung

State of California          )
                             )   ss:
County of San Mateo          )

      On this 6th day of July, 2004, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                                    /s/ Tammy Kettunen
                                                    --------------------------
                                                    Notary Public